Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-228592-03
and 333-228592

*FULL PRICING DETAILS* $1.25bn Honda Auto Receivables (HAROT) 2019-3 Owner Trust

Joint Leads: SOCGEN (str), BARC, and MUFG

Co-Managers: BNY, CITI, LLOYDS, TD

Anticipated Capital Structure

CLS	TOT($MM)	OFF($MM)	WAL	MDYS/S&P	LEGL FIN	BENCH	SPD	YIELD	CPN	PRICE
A1	334.000	317.300	0.31	P-1/A-1+	09/15/20	IntL	-5	2.06929%	2.06929	100.0000
A2	465.000	441.750	1.11	Aaa/AAA	04/15/22	EDSF	21	1.914%	1.90	99.99300
A3	399.000	379.050	2.28	Aaa/AAA	08/15/23	IntS	30	1.787%	1.78	99.99917
A4	117.790	111.900	3.13	Aaa/AAA	08/15/25	IntS	45	1.864%	1.85	99.97936

Transaction Details:

Exp. Pricing : Priced	Registration : SEC Registered
Exp. Settle : 08/27/19	Pricing Speeds : 1.30 ABS, 10% Call
First Pay : 09/16/19	ERISA Eligible : Yes
Exp. Ratings : Moody's, S&P	Min Denoms : $1k x $1k
BBG Ticker : HAROT 2019-3	B&D : SocGen

Transaction Materials:

* Preliminary Prospectus, Ratings FWP, IntexNet/CDI (Attached)

* Intex Deal Name: socharot193 Password: 3K3U

CLASS	CUSIP	ISIN
A1	43815NAA2	US43815NAA28
A2	43815NAB0	US43815NAB01
A3	43815NAC8	US43815NAC83
A4	43815NAD6	US43815NAD66

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via Bloomberg or another system.